QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.04(e)

AMENDMENT NO. 5
TO THE
CALIFORNIA COASTAL COMMUNITIES RETIREMENT PLAN

        The California Coastal Communities Retirement Plan ("Plan") hereby is amended as follows:

1.    In order to reference Roth IRAs and to consolidate other changes, Section 3.12(b) (Eligible Retirement Plan) is amended in its entirety to read as follows:

        An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. An Eligible Retirement Plan also includes an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, provided the plan agrees to separately account for amounts transferred into such plan from this Plan. To the extent provided in Section 824 of the Pension Protection Act of 2006, an Eligible Retirement Plan also includes a Roth IRA.

2.    In order to document new regulations under Internal Revenue Code Section 415, Article VI (Certain Limitations on Benefits) is replaced, in its entirety, with the attached Appendix B (Limitations on Benefits).

3.    In order to document a requirement of the Heroes Earnings Assistance and Relief Tax Act of 2008, Section 10.17 of the Plan is amended in its entirety to read as follows:

        Notwithstanding any provision in this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided to the extent required by Code Section 414(u). If a Participant dies on or after January 1, 2007, while performing qualified military service (as defined in Code Section 414(u)), the survivors of that Participant are entitled, to the extent required by Code Section 401(a)(37), to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death.

        IN WITNESS WHEREOF, California Coastal Communities, Inc. has caused this Amendment to be executed this 19th day of December, 2008.

By:	/s/ S.G.Sciutto
Title:	Sr. Vice President / CFO

1

APPENDIX B
LIMITATIONS ON BENEFITS

        This Appendix applies to a Participant's Accrued Benefit derived from Employer contributions in Limitation Years (as defined below) beginning on or after January 1, 2008, except as otherwise provided. The application of the provisions of this Appendix will not cause the Maximum Permissible Benefit (as defined below) for any Participant to be less than the Participant's accrued benefit under all the defined benefit plans of the Employer or a Previous Employer as of the end of the last Limitation Year beginning before January 1, 2008, under provisions of the plans that were both adopted and in effect before April 5, 2007.

        1.01    General Rule.    The Annual Benefit otherwise payable to a Participant under the Plan at any time will not exceed the Maximum Permissible Benefit. If the benefit the Participant would otherwise accrue in a Limitation Year would produce an Annual Benefit in excess of the Maximum Permissible Benefit, the benefit will be limited (or the rate of accrual reduced) to a benefit that does not exceed the Maximum Permissible Benefit. If the Participant is, or has ever been, a participant in another qualified defined benefit plan (without regard to whether the plan has been terminated) maintained by the Employer or a Previous Employer, the sum of the Participant's Annual Benefits from all such plans may not exceed the Maximum Permissible Benefit.

        1.02    Annual Benefit.    Annual Benefit means a benefit payable annually in the form of a straight life annuity. Except as provided below, where a benefit is payable in a form other than a straight life annuity, the benefit will be adjusted to an actuarially equivalent straight life annuity that begins at the same time as such other form of benefit and is payable on the first day of each month, before applying the limitations of this Appendix. For a Participant who has or will have distributions commencing at more than one Annuity Starting Date, the Annual Benefit will be determined as of each such Annuity Starting Date (and will satisfy the limitations of this Appendix as of each such date), actuarially adjusting for past and future distributions of benefits commencing at the other Annuity Starting Dates. For this purpose, the determination of whether a new Annuity Starting Date has occurred will be made without regard to Regulation 1.401(a)-20, Q&A 10(d), and with regard to Regulations 1.415(b)-1(b)(1)(iii)(B) and (C).

        (a)    Actuarial Adjustment.    No actuarial adjustment to the benefit will be made for (i) survivor benefits payable to a surviving Spouse under a qualified joint and survivor annuity to the extent such benefits would not be payable if the Participant's benefit were paid in another form; (ii) benefits that are not directly related to retirement benefits (such as a qualified disability benefit, preretirement incidental death benefits, and post-retirement medical benefits); or (iii) the inclusion in the form of benefit of an automatic benefit increase feature; provided the form of benefit is not subject to Code Section 417(e)(3) and would otherwise satisfy the limitations of this Appendix, and the amount payable under the form of benefit in any Limitation Year will not exceed the limits of this Appendix applicable at the Annuity Starting Date.

        (b)    Determination.    The determination of the Annual Benefit will take into account social security supplements described in Code Section 411(a)(9) and benefits transferred from another defined benefit plan, other than transfers of distributable benefits pursuant to Regulation 1.411(d)-4, Q&A-3(c), but will disregard benefits attributable to Employee Contributions or rollover contributions.

        (c)    Actuarial Equivalence.    The determination of actuarial equivalence of forms of benefit other than a straight life annuity will be made in accordance with paragraph (1) or paragraph (2), below:

          (1)    Benefit Forms Not Subject to Code Section 417(e)(3).    For Limitation Years beginning on or after January 1, 2008, the actuarially equivalent straight life annuity is equal to the greater of (1) the annual amount of the straight life annuity (if any) payable to the Participant under the Plan commencing at the same Annuity Starting Date as the Participant's form of benefit; and

  (2) the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant's form of benefit, computed using a 5 percent interest rate assumption and the Applicable Mortality Table for that Annuity Starting Date.

          (2)    Benefit Forms Subject to Code Section 417(e)(3).    If the Annuity Starting Date of the Participant's form of benefit is in a Plan Year beginning after 2005, the actuarially equivalent straight life annuity is equal to the greatest of (I) the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant's form of benefit, computed using a 7 1/2% interest rate and the 1984 Unisex Pension Table; (II) the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant's form of benefit, computed using a 5.5 percent interest rate assumption and the Applicable Mortality Table; and (III) the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant's form of benefit, computed using the Applicable Interest Rate and the Applicable Mortality Table, divided by 1.05.

          (3)    Applicable Interest Rate.    Applicable Interest Rate means the applicable interest rate within the meaning of Code Section 417(e) in effect for the third month ("Lookback Month") preceding the first day of the Plan Year ("Stability Period") for which the calculation is to be performed.

          (4)    Applicable Mortality Table.    Applicable Mortality Table means the applicable mortality table within the meaning of Code Section 417(e).

        1.03    Remuneration.    Remuneration for a Limitation Year, for purposes of this Appendix, is the compensation (within the meaning of Code Section 415(c)(3)) actually paid or made available during such Limitation Year. Remuneration for a Limitation Year will include amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates, provided the amounts are paid during the first few weeks of the next Limitation Year. For Limitation Years beginning on or after January 1, 2008, Remuneration for a Limitation Year also will include compensation paid by the later of 2 1/2 months after an employee's termination of employment or the end of the Limitation Year that includes the date of the employee's termination of employment, if:

        (a)    Regular.    The payment is regular compensation and, absent termination of employment, the payments would have been paid to the employee while the employee continued in employment with the Employer; or,

        (b)    Leave.    The payment is for unused accrued bona fide sick, vacation or other leave that the employee would have been able to use if employment had continued; or

        (c)    Nonqualified Plan.    The payment is received by the employee pursuant to a nonqualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income.

        (d)    Exclusions.    Any payments not described above will not be considered Remuneration if paid after termination of employment, even if paid by the later of 2 1/2 months after the date of termination of employment or the end of the Limitation Year that includes the date of termination of employment, except, (a) if an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service; or (b) if compensation paid to a Participant who is permanently and totally disabled, as defined in Code Section 22(e)(3), provided salary continuation applies to all Participants who are permanently and totally disabled for a fixed or determinable period, or the Participant was not a Highly Compensated Employee immediately before becoming disabled.

        (e)    Back Pay.    Back pay, within the meaning of Regulation 1.415(c)-2(g)(8), will be treated as Remuneration for the Limitation Year to which the back pay relates to the extent the back pay represents compensation that would otherwise be included under this definition.

        (f)    Deferrals.    For Limitation Years beginning after December 31, 1997, Remuneration paid or made available during such Limitation Year includes amounts that would otherwise be included in Remuneration but for an election under Code Sections 125(a), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

        (g)    Transportation Fringe.    For Limitation Years beginning after December 31, 2000, Remuneration also includes elective amounts that are not includible in the gross income of the employee by reason of Code Section 132(f)(4).

        (h)    Deemed Remuneration.    For Limitation Years beginning after December 31, 2001, Remuneration includes deemed Code Section 125 compensation. Deemed Code Section 125 compensation is an amount that is excludable under Code Section 106 that is not available to a Participant in cash in lieu of group health coverage under a Code Section 125 arrangement solely because the Participant is unable to certify that he or she has other health coverage. Amounts are deemed Code Section 125 compensation only if the Employer does not request or otherwise collect information regarding the Participant's other health coverage as part of the enrollment process for the health plan.

        1.04    Limitation.    Defined Benefit Remuneration Limitation means 100 percent of a Participant's High Three-Year Average Remuneration, payable in the form of a straight life annuity.

        (a)    Automatic Adjustment.    In the case of a Participant who has had a termination of employment, the Defined Benefit Remuneration Limitation applicable to the Participant in any Limitation Year beginning after the date of termination of employment will be automatically adjusted.

        (b)    Rehire.    In the case of a Participant who is rehired after a termination of employment, the Defined Benefit Remuneration Limitation is the greater of 100 percent of the Participant's High Three-Year Average Remuneration, as determined prior to the termination of employment, or 100 percent of the Participant's High Three-Year Average Remuneration, as determined after the termination of employment.

        1.05    Defined Benefit Dollar Limitation.    Effective for Limitation Years ending after December 31, 2001, the Defined Benefit Dollar Limitation is $160,000, automatically adjusted under Code Section 415(d), effective January 1 of each year and available in the form of a straight life annuity. In the case of a Participant who has had a termination of employment, the Defined Benefit Dollar Limitation applicable to the Participant in any Limitation Year beginning after the date of termination of employment will be automatically adjusted pursuant to Code Section 415(d).

        1.06    Employer.    Employer means, for purposes of this Appendix, the Company and its affiliated companies determined with the adjustment required by Code Section 415(h).

        1.07    Average.    High Three-Year Average Remuneration means the average Remuneration for the three consecutive years of service (or, if the Participant has less than three consecutive years of service, the Participant's longest consecutive period of service, including fractions of years, but not less than one year) with the Employer that produces the highest average. A year of service with the Employer is the 12-consecutive month period defined below, in this Appendix. In the case of a Participant who is rehired by the Employer after a termination of employment, the Participant's High Three-Year Average Remuneration will be calculated by excluding all years for which the Participant performs no services for and receives no Remuneration from the Employer (the break period) and by treating the years immediately preceding and following the break period as consecutive. To the extent required by applicable law, a Participant's Remuneration for a year of service will not include Remuneration in excess of the limitation under Code Section 401(a)(17) that is in effect for the calendar year in which such year of service begins.

        1.08    Limitation Year.    Limitation Year means the calendar year.

        1.09    Maximum.    Maximum Permissible Benefit means the lesser of the Defined Benefit Dollar Limitation or the Defined Benefit Remuneration Limitation (both adjusted where required, as provided below).

        (a)    Adjustment for Less Than 10 Years of Participation or Service.    If the Participant has less than 10 years of participation in the Plan, the Defined Benefit Dollar Limitation will be multiplied by a fraction—(i) the numerator of which is the number of years (or part thereof, but not less than one year) of participation in the Plan, and (ii) the denominator of which is 10. In the case of a Participant who has less than ten Years of Service with the Employer, the Defined Benefit Remuneration Limitation will be multiplied by a fraction—(i) the numerator of which is the number of Years (or part thereof, but not less than one year) of Service with the Employer, and (ii) the denominator of which is 10. The Defined Benefit Dollar Limitation will be adjusted if the Annuity Starting Date of the Participant's benefit is before age 62 or after age 65.

        (b)    Adjustment of Defined Benefit Dollar Limitation for Benefit Commencement Before Age 62.

          (1)    Plan Does Not Have Immediately Commencing Straight Life Annuity Payable at Both Age 62 and the Age of Benefit Commencement.    If the Annuity Starting Date for the Participant's benefit is prior to age 62 and occurs in a Limitation Year beginning on or after January 1, 2008, and the Plan does not have an immediately commencing straight life annuity payable at both age 62 and the age of benefit commencement, the Defined Benefit Dollar Limitation for the Participant's Annuity Starting Date is the annual amount of a benefit payable in the form of a straight life annuity commencing at the Participant's Annuity Starting Date that is the actuarial equivalent of the Defined Benefit Dollar Limitation (adjusted for years of participation less than 10, if required) with actuarial equivalence computed using a 5 percent interest rate assumption and the Applicable Mortality Table for the Annuity Starting Date (and expressing the Participant's age based on completed calendar months as of the Annuity Starting Date).

          (2)    Plan Has Immediately Commencing Straight Life Annuity Payable at Both Age 62 and the Age of Benefit Commencement.    If the Annuity Starting Date for the Participant's benefit is prior to age 62 and occurs in a Limitation Year beginning on or after January 1, 2008, and the Plan has an immediately commencing straight life annuity payable at both age 62 and the age of benefit commencement, the Defined Benefit Dollar Limitation for the Participant's Annuity Starting Date is the lesser of the limitation determined under paragraph (1), immediately above, and the Defined Benefit Dollar Limitation (adjusted for years of participation less than 10, if required) multiplied by the ratio of the annual amount of the immediately commencing straight life annuity under the Plan at the Participant's Annuity Starting Date to the annual amount of the immediately commencing straight life annuity under the Plan at age 62, both determined without applying the limitations of this Appendix.

        (c)    Adjustment of Defined Benefit Dollar Limitation for Benefit Commencement After Age 65.

          (1)    Plan Does Not Have Immediately Commencing Straight Life Annuity Payable at Both Age 65 and the Age of Benefit Commencement.    If the Annuity Starting Date for the Participant's benefit is after age 65 and occurs in a Limitation Year beginning on or after January 1, 2008, and the Plan does not have an immediately commencing straight life annuity payable at both age 65 and the age of benefit commencement, the Defined Benefit Dollar Limitation at the Participant's Annuity Starting Date is the annual amount of a benefit payable in the form of a straight life annuity commencing at the Participant's Annuity Starting Date that is the actuarial equivalent of the Defined Benefit Dollar Limitation (adjusted for years of participation less than 10, if required), with actuarial equivalence computed using a 5 percent interest rate assumption and the Applicable Mortality Table for that Annuity Starting Date (and expressing the Participant's age based on completed calendar months as of the Annuity Starting Date).

          (2)    Plan Has Immediately Commencing Straight Life Annuity Payable at Both Age 65 and the Age of Benefit Commencement.    If the Annuity Starting Date for the Participant's benefit is after age 65 and occurs in a Limitation Year beginning on or after January 1, 2008, and the Plan has an immediately commencing straight life annuity payable at both age 65 and the age of benefit commencement, the Defined Benefit Dollar Limitation at the Participant's Annuity Starting Date is the lesser of the limitation determined in paragraph (1), immediately above, and the Defined Benefit Dollar Limitation (adjusted for years of participation less than 10, if required) multiplied by the ratio of the annual amount of the adjusted immediately commencing straight life annuity under the Plan at the Participant's Annuity Starting Date to the annual amount of the adjusted immediately commencing straight life annuity under the Plan at age 65, both determined without applying the limitations of this Appendix. For this purpose, the adjusted immediately commencing straight life annuity under the Plan at the Participant's Annuity Starting Date is the annual amount of such annuity payable to the Participant, computed disregarding the Participant's accruals after age 65 but including actuarial adjustments even if those actuarial adjustments are used to offset accruals; and the adjusted immediately commencing straight life annuity under the Plan at age 65 is the annual amount of such annuity that would be payable under the Plan to a hypothetical Participant who is age 65 and has the same accrued benefit as the Participant.

        (d)    No Adjustment.    Notwithstanding (b) or (c) immediately above, no adjustment will be made to the Defined Benefit Dollar Limitation to reflect the probability of a Participant's death between the Annuity Starting Date and age 62, or between age 65 and the Annuity Starting Date, as applicable, if benefits are not forfeited upon the death of the Participant prior to the Annuity Starting Date. To the extent benefits are forfeited upon death before the Annuity Starting Date, such an adjustment will be made. For this purpose, no forfeiture will be treated as occurring upon the Participant's death if the Plan does not charge Participants for providing a qualified preretirement survivor annuity, as defined in Code Section 417(c) upon the Participant's death.

        (e)    Minimum Benefit Permitted.    Notwithstanding anything in this Appendix to the contrary, the benefit otherwise accrued or payable to a Participant under this Plan will be deemed not to exceed the Maximum Permissible Benefit if:

          (1)    $10,000.    The retirement benefits payable for a Limitation Year under any form of benefit with respect to such Participant under this Plan and under all other defined benefit plans (without regard to whether a plan has been terminated) ever maintained by the Employer do not exceed $10,000 multiplied by a fraction—(I) the numerator of which is the Participant's number of Years (or part thereof, but not less than one year) of Service (not to exceed 10) with the Employer, and (II) the denominator of which is 10; and

          (2)    No Defined Contribution Plan.    The Employer (or a Previous Employer) has not at any time maintained a defined contribution plan in which the Participant participated (for this purpose, mandatory Employee Contributions under a defined benefit plan, individual medical accounts under § Code Section 401(h), and accounts for postretirement medical benefits established under § 419A(d)(1) are not considered a separate defined contribution plan).

        1.10    Previous Employer.    For purposes of this Appendix, if the Employer maintains a plan that provides a benefit the Participant accrued while performing services for a former Employer, the former Employer is a Previous Employer with respect to the Participant in the plan. A former entity that antedates the Employer is also a Previous Employer with respect to a Participant if, under the facts and circumstances, the Employer constitutes a continuation of all or a portion of the trade or business of the former entity.

        1.11    Year of Participation.    The Participant will be credited with a Year of Participation (computed to fractional parts of a year) for each accrual computation period for which the following conditions are met: (1) the Participant is credited with at least the number of hours of service (or period of service) for benefit accrual purposes, required under the terms of the plan in order to accrue a benefit for the accrual computation period, and (2) the Participant is included as a Participant under the eligibility provisions of the plan for at least one day of the accrual computation period. If these two conditions are met, the portion of a year of participation credited to the Participant will equal the amount of benefit accrual service credited to the Participant for such accrual computation period. A Participant who is permanently and totally disabled within the meaning of Code Section 415(c)(3)(C)(i) for an accrual computation period will receive a Year of Participation with respect to that period. In no event will more than one Year of Participation be credited for any 12-month period.

        1.12    Year of Service.    For purposes of determining a Participant's High Three-Year Average Remuneration, the Participant will be credited with a Year of Service (computed to fractional parts of a year) for each accrual computation period for which the Participant is credited with at least the number of hours of service (or period of service) for benefit accrual purposes, required under the terms of the Plan in order to accrue a benefit for the accrual computation period, taking into account only service with the Employer or a Previous Employer.

QuickLinks

  Exhibit 10.04(e)